UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Monro Inc.

200 Holleder Parkway

Rochester, New York 14615

SUPPLEMENT TO PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on August 16, 2022

On August 5, Monro Inc. (the “Company”) issued a letter to shareholders following recent shareholder engagement by the Company and its independent directors. This letter provides updated information with respect to the Annual Meeting of Shareholders of the Company, to be held on August 16, 2022 (the “Annual Meeting”).

Dear Fellow Shareholders,

Thank you for the opportunity to discuss issues that are top of mind for you as you evaluate how to vote at Monro’s upcoming Annual Meeting on August 16th. We appreciate the opportunity for dialogue related to Monro’s strategy, governance, and our path ahead to create shareholder value.

Based on shareholder feedback we have received to date, the Board wanted to clarify details with respect to the Board’s response to the 2021 shareholder proposal. As you know, this proposal requested that the Board take practicable steps in its control to initiate and adopt a recapitalization plan for all of Monro’s outstanding stock to have one vote per share and eliminate any veto power held by one class of stock over another.

Over the past twelve months, the Board has worked diligently, in partnership with our advisors, to explore the options available to us. As noted in the Proxy Statement, the Board does not have the unilateral right to effect a recapitalization without the consent of the Class C holders. However, the current Board members have engaged, and will continue to engage, in an ongoing dialogue with shareholders, including the Class C holders, to evaluate and weigh the costs and benefits of recapitalization. The Board has considered the financial, legal, and other risks associated with a recapitalization, evaluated the Company’s growth strategy, and sought to take steps designed to enhance shareholder value for the long-term.

We take our fiduciary duties very seriously. Our Board is focused on overseeing management’s execution of the strategy that has been set forth. We believe, at this time, that is the best way to maximize long-term shareholder value. The Board will continue to evaluate options and is committed to continuing to act in the best interests of Monro and all of our shareholders, with a focus on making decisions to maximize long-term shareholder value.

Given this commitment, we ask for your support of the Board slate at our upcoming meeting. We believe that it is in shareholders’ best interests to vote to reelect Monro’s directors. Looking ahead, as we continue to execute on our strategy, Monro is well positioned to deliver value creation through reinvestment in our teammates, productivity improvements, and careful expense management as fiscal 2023 progresses.

If you would like to discuss further, the Board welcomes the opportunity for ongoing engagement and to continue to build a strong foundation of constructive dialogue with our shareholders.

Sincerely,

The Nominating and Corporate Responsibility Committee

Robert E. Mellor, Chair

Frederick M. Danziger

Lindsay N. Hyde

Stephen C. McCluski

***

The information contained in this letter should be read in conjunction with the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, each dated July 7, 2022, furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting. There is no change to the record date to determine shareholders entitled to notice of and to vote at the Annual Meeting, and as such only holders at the close of business on June 27, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The date of this Supplement is August 5, 2022.